Exhibit 10.8
AMENDED AND RESTATED SERVICES AGREEMENT

AMENDED AND RESTATED AGREEMENT (“Agreement”), effective as of July 15, 2009, by and between SP Corporate Services, LLC (“SP Corporate”), a Delaware limited liability company, having an office at 590 Madison Avenue, 32nd Floor, New York, New York 10022, and Steel Partners Holdings L.P., as successor in interest to WebFinancial Corporation, (the “Company”) having an office at 590 Madison Avenue, 32nd Floor, New York, New York 10022.

WITNESSETH:

WHEREAS, SP Corporate and WebFinancial Corporation previously entered into that certain Services Agreement, effective as of June 1, 2007; and

WHEREAS, WebFinancial Corporation merged with and into the Company on December 31, 2008; and

WHEREAS, the Company desires to have SP Corporate furnish certain services to the Company as set forth on Exhibit A attached hereto, as it may be amended from time to time pursuant to the terms hereof (the “Services”), and SP Corporate has agreed to furnish the Services, pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved by the audit committee of the general partner of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                      Engagement of SP Corporate.

1.01.           During the term of this Agreement, SP Corporate shall provide to the Company such Services, as more fully described and defined on Exhibit A, as may be necessary or desirable or as may be reasonably requested or required by the Company, in connection with the business, operations and affairs, both ordinary and extraordinary, of the Company and its subsidiaries and affiliates.

In performing Services, SP Corporate shall be subject to the supervision and control of the board of directors of the general partner of the Company.

1.02.           While the amount of time and personnel required for performance by SP Corporate hereunder will necessarily vary depending upon the nature and type of Services, SP Corporate shall devote such time and effort and make available such personnel as may from time to time reasonably be required for the performance of Services hereunder.

1.03.           Exhibit A may be amended from time to time to provide for additional Services, the elimination of certain Services, increases or decreases to the compensation paid hereunder, or other changes, upon the mutual agreement of the parties hereto.

Section 2.                      Term.

This Agreement shall commence effective as of July 15, 2009 and shall continue through July 14, 2010, and shall automatically renew for successive one (1) year periods unless and until terminated by either party, on any anniversary date, upon not less than thirty (30) days prior written notice to the other.  If an involuntary or voluntary case or proceeding is commenced against or by the Company under the United States Bankruptcy Code, as amended, or any similar federal or state statute, either party hereto may terminate this Agreement upon 30 days prior written notice to the other.

Section 3.                      Payments to SP Corporate.

3.01.           In consideration of Services furnished by SP Corporate hereunder, the Company shall pay to SP Corporate on a monthly basis as set forth in Section 3.02, which shall be adjustable annually upon agreement by the parties or at other times upon the amendment of Exhibit A pursuant to Section 1.03.  In addition, the Company shall reimburse SP Corporate for certain expenses, including legal expenses, as well as all reasonable and necessary business expenses, incurred on behalf of the Company in performance of Services upon demand by SP Corporate.

3.02.           The Company shall pay SP Corporate on a monthly basis from July 15, 2009, based on a fee schedule to be agreed upon by the parties from time to time, within 10 days of the presentation of an invoice from SP Corporate for the Services rendered for the preceding month.

Section 4.                      Limitation on Liability.

To the fullest extent permitted by law and as consistent with the Company’s Amended and Restated Limited Partnership Agreement and Certificate of Limited Partnership, each as may be amended from time to time (the “Company’s Charter Documents”), SP Corporate shall not be liable to the Company, any affiliate thereof or any third party for any losses, claims, damages, liabilities, penalties, obligations or expenses, including reasonable legal fees and expenses, of any kind or nature whatsoever due to any act or omission in connection with the rendering of Services hereunder, unless that act or omission constitutes gross negligence, willful misconduct or fraud.  Further, SP Corporate shall reasonably rely on information provided to it about the Company, if any, that is provided by the Company or the Company’s affiliates, employees or agents.  In no event shall SP Corporate be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless resulting from the gross negligence or willful misconduct of SP Corporate or SP Corporate’s officers, directors, employees or agents.

Section 5.                      Indemnity.

To the fullest extent permitted by law and as consistent with the Company’s Charter Documents, the  Company shall defend, indemnify, save and hold harmless SP Corporate from and against any claims, liabilities, damages, losses, costs or expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim of any nature whatsoever resulting from SP’s activities  or services under the terms of this Agreement  (a “Claim”),, except to the extent occasioned by the gross negligence or willful misconduct of SP’s officers, directors or employees. At the written request of SP Corporate, the Company will advance to it the legal or other costs and reasonable expenses of investigating or defending against any Claim in advance of the final disposition of such Claim.  To the fullest extent permitted by law and as consistent with the Company’s Charter Documents, the Company’s obligation to indemnify SP Corporate hereunder shall extend to and inure to the benefit of SP’s officers, directors, members, employees, affiliates and consultants.  If SP Corporate should determine its interests are or may be adverse to the interests of the Company, SP Corporate may retain its own counsel in connection with such claim or alleged claim or action, in which case the Company shall be liable, to the extent permitted under this Section 5, to SP Corporate for any reasonable and documented legal, accounting or other directly related fees and expenses incurred by SP Corporate in connection with its investigating or defending such claim or alleged claim or action.

Section 6.                      Confidential Information.

SP Corporate shall not at any time during or following the termination or expiration for any reason of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of Services under this Agreement), appropriate or use, or cause or permit any other person to appropriate or use, any of the Company’s inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not then publicly available.

Section 7.                      Non-Exclusive Arrangement.

The Company acknowledges that SP Corporate may from time to time enter into agreements similar to this Agreement with other companies pursuant to which SP Corporate may agree to provide services similar in nature to the Services being provided hereunder.  The Company understands that the person or persons providing the Services hereunder may also provide similar or additional services to other companies.  In addition, to the extent business opportunities arise, the Company acknowledges that SP Corporate will be under no obligation to present such opportunity to the Company, and SP Corporate may, in its sole discretion, present any such opportunity to whatever company it so chooses, or to none at all.

Section 8.                      General.

8.01.           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto.  No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

8.02.           All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic mail or sent by Federal Express or other recognized overnight courier to the parties at the addresses specified in the first paragraph hereof (or at such other address for a party as shall be specified by like notice).  All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or electronic mail, three business days after the date of mailing, if mailed by registered or certified mail (return receipt requested), and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

8.03.           This Agreement shall be construed under the laws of the State of New York and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

8.04.           This Agreement may not be assigned by any party without the prior written consent of the other party to this Agreement; provided, however, SP Corporate may assign this Agreement to an affiliate.

8.05.           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.06.           Sections 4, 5 and 6 shall survive any expiration or termination of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SP CORPORATE SERVICES LLC

By:	/s/ Sanford Antignas
	Name:	Sanford Antignas
	Title:	Chief Operating Officer

STEEL PARTNERS HOLDINGS L.P. By: Steel Partners Holdings GP LLC, its general partner

By:	/s/ Sanford Antignas
	Name:	Sanford Antignas
	Title:	Chief Operating Officer